                                                           EXHIBIT 99.1

                              [TICKETMASTER LOGO]


FOR IMMEDIATE RELEASE

             TICKETMASTER REPORTS FIRST QUARTER REVENUE GAIN OF 15%
                 EBITDA* INCREASES 130% OVER THE YEAR AGO PERIOD

         COMPANY REPORTS CASH EPS** OF $0.05 FOR THE FIRST QUARTER 2001

Los Angeles, CA - April 24, 2001 - Ticketmaster (NASDAQ: TMCS) today released quarterly results for the period ended March 31, 2001, representing the first reported financial results since the completion of its combination with Ticketmaster Corporation, which was completed as of January 31, 2001. (The unaudited financial information for the first quarter of 2001 and the comparative period gives effect to the combination with Ticketmaster Corporation as if the combination had occurred at the beginning of the period presented. The unaudited results of operations are based on accounting for the combination at historical cost in a manner similar to that in pooling-of-interests accounting.)

Revenues in the first quarter of 2001 increased 14.7 percent over the comparable year-ago period to $171.2 million. EBITDA* in the first quarter of 2001 was $18.4 million, compared to EBITDA of $8.0 million in the year ago quarter, an improvement of 130.3 percent. Cash EPS** was $0.05 per share compared with $(0.03) per share in the year ago quarter. First Call consensus for Cash EPS** for the first quarter of 2001 was $0.01.

(*EBITDA - earnings before interest, taxes, depreciation, amortization, merger and other transaction costs, minority interest, advertising provided by USA Networks, Inc. for which no consideration was paid by the Company, equity income/loss of unconsolidated affiliates, investment losses, net and other income and expenses. **Cash EPS - basic earnings per share excluding amortization, merger and other transaction costs, equity in income/loss of unconsolidated affiliates, non-cash advertising expense, investment losses, net).

FINANCIAL RESULTS

                                                             Three Months Ended
                                                                  March 31,
                                          ----------------------------------------------------------
         $ IN THOUSANDS                                  2001                2000        Change
                                          ----------------------------------------------------------
         Revenues
           Ticketing operations                       $150,108           $127,961             17.3%
           City guide and classifieds                   20,928             16,975             23.3%
           Corporate and other                             149              4,258           (96.5)%
                                          ----------------------------------------------------------
         Total  Revenue                               $171,185           $149,194             14.7%

                                                             Three Months Ended
                                                                  March 31,
                                          ----------------------------------------------------------
         $ IN THOUSANDS                                  2001                2000        Change
                                          ----------------------------------------------------------
         EBITDA*
           Ticketing operations                        $30,233            $27,384             10.4%
           City guide and classifieds                  (8,736)           (14,627)             40.3%
           Corporate and other                         (3,088)            (4,765)             35.2%
                                          ----------------------------------------------------------
         Total  EBITDA                                 $18,409             $7,992            130.3%


"Our ability to successfully execute our plan as a growth company is demonstrated in our first quarter results, as well as our operating achievements. When we combined our online and offline operations, we set an ambitious agenda to drive both revenue and cash flow and we believe our first quarter results confirm the strength of our combined operations," said John Pleasants, president and chief executive officer.

Specific Highlights Include:

- Internet ticket sales grew to 29.5 percent of all tickets

- Acquired the assets of Evite and acquired ReserveAmerica

- Entered into a strategic partnership with America Online

- Reduced City guide and classified EBITDA* losses for the fourth consecutive quarter

- Match.com and its affiliate sites had an aggregate of 2.6 million unique users in March of 2001 which was more than three times the nearest competitor, according to Jupiter/Media Metrix

TICKETING OPERATIONS

First quarter revenues from Ticketing operations were $150.1 million, compared with $128.0 million in the year ago quarter, an increase of 17.3 percent. The revenue increase reflects an increase in the number of tickets sold, a 9.6 percent increase in revenue per ticket (from $5.44 to $5.96), and the acquisition of ReserveAmerica in February 2001. Tickets sold increased from 21.8 million in the first quarter of 2000 to 23.6 million tickets in the first quarter of 2001 due primarily to the acquisitions of Admission Network, Inc. in April 2000, TicketWeb, Inc. in May 2000, Ticketmaster Oregon in December 2000, and the acquisition of an increased interest in Ticketmaster Ireland (now equaling 60 percent) allowing consolidation. Gross transaction value for the first quarter of 2001 was $937.1 million compared to $811.6 million in the year ago quarter, an increase of 15.5 percent.

Revenue from Ticketing operations in international markets increased 29 percent in the first quarter over the comparable year-ago period primarily reflecting acquisitions in Canada and the acquisition of the additional interest in Ticketmaster Ireland.

The Company continued to make strides in increasing its advertising and direct marketing revenue, capitalizing on the Company's relationship with 8.6 million purchasing consumers, 3.6 million visitors to


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ticketmaster.com, and 13.3 million inbound telephone calls in the quarter. In the first quarter, revenue from such sources incremental to traditional ticketing revenue equaled $0.18 per ticket sold.

EBITDA from Ticketing operations in the first quarter of 2001 was $30.2 million compared with $27.4 million, an increase of 10.4 percent. The Company achieved double digit Ticketing operations EBITDA growth while continuing to invest in new products and technology as well as significant market expansion.

Online ticketing revenue was $49.5 million, compared to $29.0 million a year ago, an increase of 70.7 percent. The percentage of tickets sold online across all properties was 29.5 percent compared with 27.9 percent in the fourth quarter of 2000. Among the contributing factors to the increase in online sales were several successful Internet-only pre-sales for Bon Jovi, The Black Crowes & Oasis and U2 as well as continual product upgrades such as a new search engine which decreases the amount of time needed to purchase a ticket. Gross transaction value in the first quarter for online ticket sales was $318.3 million.

CITY GUIDE AND CLASSIFIEDS

City guide and classifieds revenue increased 23.3 percent to $20.9 million in the first quarter of 2001 from $17.0 million in the comparable year-ago period. Advertising revenue on city guides and personals subscriptions revenue both exhibited strong growth on a year over year basis. EBITDA from City guide and classifieds in the first quarter was a loss of $8.7 million compared with a loss of $14.6 million a year ago with all of the improvement coming from the city guide operations.

In the first quarter of 2001, Citysearch added new national advertisers such as Anheuser Busch, Honda Motor Co., Miller Brewing Company, Mars, Inc. and the American Automobile Association. The Company also continued to introduce a variety of new local advertising products that should allow the Company to grow revenues while reducing costs. "This represents the fourth straight quarter where we have achieved a significant reduction in operating losses from our city guide operations, despite the fact that the macro environment for Internet advertising presents certain challenges," said Pleasants. "We remain committed to extending our position as the leading online local network while at the same time getting this operation profitable on a EBITDA basis."

During the quarter, the Company acquired the assets of Evite, the Internet's largest invitation and rsvp website with approximately 1.2 million unique users per month. "Evite is a strong fit with Citysearch and offers us some unique advertising opportunities," said Steven Trepp, president of Citysearch. "Averaging 50,000 invitations sent each month, Evite allows our users to invite others to join them on what they are doing and where they are going based on Citysearch's unique localized content."

The Company's personals operations attracted a monthly average in of 2.2 million unique users in the first quarter of 2001, an approximate 50.3 percent increase over the year ago period.

In addition to its AOL partnership announced during the first quarter of 2001, Match.com agreed to power the personals sites for Primedia's New York and Chicago Magazines. Match.com also continued to support the promotional efforts of other TMCS properties such as helping to launch and drive traffic to Citysearch's Romance 2001 channel and selling incremental tickets to singles to attend local offline events for the Houston Rockets, Florida Panthers and the Atlanta Midtown Festival.

"Our active profiles and subscriptions continue to grow significantly, making Match.com the place on the Web to meet others," said Cynthia Hennessy, president, Match.com. "This online growth, coupled with our more than 50 successful offline events this quarter, has helped not only grow our share of the market, but also increased usage and trial of this relatively new medium to meet others online."

Extending its successful partnership with MSN in the United States, Match.com expanded its marketing efforts in the United Kingdom by working closely with MSN.UK, resulting in a significant increase in United Kingdom membership since its February 2001 launch.

The Company also announced that on a going forward basis it will report its personals operation and its city guide operation as separate business segments for financial reporting purposes. The city guide segment, as it will be reported going forward, had first quarter revenue of $12.4 million and an EBITDA loss of $9 million, compared to $10.1 million in revenue and an EBITDA loss of $15.5 million in the year-ago quarter. The Company has furnished to the SEC on Form 8-K guidance for the full year 2001 indicating it expects city guide revenue of $55.0 million and an EBITDA loss of $34.6 million.

The personals segment, as it will be reported going forward, had first quarter revenue of $8.5 million and EBITDA of $0.3 million, compared to $6.9 million in revenue and EBITDA of $0.9 million in the year-ago quarter. The Company has furnished to the SEC on Form 8-K guidance for the full year 2001 indicating it expects personals revenue of $38.9 million and EBITDA of $3.6 million.

"The personals business is a profitable business for us today on an EBITDA basis notwithstanding the fact that we continue to invest significantly in its long-term growth," said Pleasants. "With our highly profitable Internet ticketing operation, two of our three Internet businesses are profitable today on an EBITDA basis, and we are driving the city guide business to that same position."

CORPORATE AND OTHER

Corporate and other revenues decreased to $0.1 million in the first quarter of 2001, primarily due to the transfer of the Company's Electronic Commerce Service operation (in the second quarter of 2000) and TM Realty operation (in connection with the combination of Ticketmaster Corporation and Ticketmaster Online-Citysearch) to USA Networks, Inc. (NASDAQ: USAI). The EBITDA loss from Corporate and other declined from a loss of $4.8 million in the first quarter of 2000 to a loss of $3.1 million in the first quarter of 2001, largely reflecting this same transfer. The expense amounts in this segment in the current quarter reflect the corporate expenses related to our operation as a public company and our growth initiatives. Excluding the transferred operations, these expenses were flat on a year over year basis.

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

STRATEGIC PARTNERSHIP

During the quarter, the Company announced a long-term strategic alliance with America Online. Under the agreement, Ticketmaster will increase the distribution of its ticketing services and its extensive inventory through the new "AOL Box Office By Ticketmaster," Citysearch local guides will offer AOL Moviefone's movie ticketing, making Citysearch a more extensive source for both ticketing and movie information. And, Match.com will become the premier provider of personals to Love@AOL, continuing to build Match.com's scale and attractiveness to users.

AUDIENCE AND TRAFFIC HIGHLIGHTS

Total network traffic grew significantly during the quarter to an estimated 1.2 billion page views, an increase of 44.2 percent from the year ago quarter. According to Jupiter /Media Metrix, TMCS' combined reach among home and work users was 10.7 percent in March and unique users were 9.5 million in the March period, an increase of 23 percent from the year ago comparable period.

TMCS ADVERTISING ON USA NETWORKS

During the quarter USA Networks provided advertising and promotional support to Citysearch as well as to certain partners of the Company in connection with strategic relationships. The Company recorded a non-cash charge of approximately $4.1 million in the first quarter of 2001 related to such support.

CONFERENCE CALL

The Company will host a conference call to discuss its first quarter results which is open to all parties. The call will be held on Tuesday, April 24, 2001 at 4:30 p.m. Eastern Time. Those parties in the United States and Canada interested in participating in the telephone conference should call (415) 228-3887 (toll call) and use pass code TICKETMASTER or listen on the Web at www.abouttmcs.com. The call is scheduled to begin promptly at its appointed time, and all interested parties should be on the line by then. In order to ensure participation, please dial in 15 minutes prior to the scheduled time.

Replays of the conference call will begin approximately one hour after its completion and will run until 7:00 p.m. Central Time on May 1, 2001. To hear the replay, parties in the United States and Canada should call 402-998-1758 (toll call). An online replay of the conference call will be available at www.abouttmcs.com.

ABOUT TICKETMASTER

Ticketmaster (NASDAQ: TMCS) operates the world's leading ticketing service; selling 83 million tickets valued at more than 3.2 billion dollars, through approximately 3,500 retail Ticket Center outlets; 20 worldwide telephone call centers; and ticketmaster.com. Ticketmaster serves more than 6,200 clients worldwide and acts as the exclusive ticketing service for hundreds of leading arenas, stadiums, performing arts venues, and theaters. The Company also operates Citysearch, a leading online local network enabling people to get the most out of their city and Match.com, the premier online matchmaking service. Located in Los Angeles, California, Ticketmaster is majority owned by USA Networks, Inc. (USAI) and is a part of its



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

Information and Services unit. Ticketmaster was formed through the combination of the operations of Ticketmaster Online-Citysearch and Ticketmaster Corporation in January, 2001 and renamed Ticketmaster.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 This press release contains forward-looking statements about Ticketmaster (the "Company"), including statements concerning its future product plans. These forward-looking statements involve risks and uncertainties. The Company's actual results could differ materially from these statements. These forward-looking statements are based on the Company's expectations as of the date of this release and the Company undertakes no obligation to update these statements. Among the risks and uncertainties that could adversely affect the Company's actual results are: that the Company may not realize the synergies and other intended benefits of the combination of Ticketmaster and Ticketmaster Online - Citysearch; that the Company may have difficulty overcoming problems associated with rapid expansion and growth; the dependence of the Company's business on entertainment, sporting and leisure events; quarterly fluctuations in the Company's revenues which could adversely affect the market price of the Company's stock; the risks of operating internationally; the dependence of the Company on its relationships with clients; the Company's future capital needs and the uncertainty of additional financing; the Company's dependence on key personnel and need to hire additional qualified personnel; control of the Company by USA Networks, Inc.; the potential for conflicts of interest between the Company and USA Networks, Inc.; the Company's need to continue to promote its brands; risks associated with competition; the Company's reliance on third party technology; network security risks; the Company's need to be able to adapt to rapid technological changes; liability associated with the information displayed or accessed on the Company's web sites; intellectual property infringement risks; risks associated with changing legal requirements on the Company's operations, including privacy concerns; litigation risks; the dilutive effect of future acquisitions; risks associated with the failure to maintain the Company's domain names; and the risk to its stock price associated with the Company's anti-takeover provisions. Investors are encouraged to read the risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Ticketmaster is the owner or licensee of its name and logo trademarks and service marks. All other trademarks and trade names are the property of their respective owners.


                                      # # #
FOR MORE INFORMATION:
MEDIA:
Kandus Kane, Ticketmaster, 626-660-2544; kandus.kane@ticketmaster.com Eric Jaffe, Ticketmaster, 626-660-3572; eric.jaffe@ticketmaster.com
INVESTORS:
Mary McAboy, Ticketmaster, 626-660-2858; mary.mcaboy@ticketmaster.com


Ticketmaster's corporate headquarters is located at 3701 Wilshire Boulevard, Los Angeles, California, 90010; 213-639-6100; info@citysearch.com.




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


                                  TICKETMASTER
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                      ASSETS                                           MARCH 31,        DECEMBER 31,
                                                                                         2001                2000
                                                                                      ----------       -------------
                                                                                      (unaudited)           (a)
Current assets:
     Cash and cash equivalents...................................................     $   125,126      $   120,809
     Marketable securities.......................................................           2,019            7,938
     Accounts receivable, ticket sales...........................................          58,397           32,395
     Accounts receivable, trade..................................................          27,163           29,710
     Contract advances...........................................................          13,489           10,551
     Prepaid expenses and other current assets...................................          19,336           14,905
                                                                                      -----------      -----------
         Total current assets....................................................         245,530          216,308
Property, equipment and leasehold improvements, net..............................          74,896           88,386
Goodwill and other intangibles, net..............................................       1,162,679        1,185,948
Due from USAi and affiliates.....................................................          10,834               --
Other assets.....................................................................          58,363           52,301
Deferred income taxes............................................................           3,976            3,391
                                                                                      -----------      -----------
         Total assets............................................................     $ 1,556,278      $ 1,546,334
                                                                                      ===========      ===========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of long-term debt...........................................     $     4,200      $     4,778
     Accounts payable, trade.....................................................          12,753           10,652
     Accounts payable, clients...................................................         129,338           97,687
     Accrued expenses............................................................          66,496           67,618
     Due to USAi.................................................................          23,967               --
     Deferred revenue and other..................................................          15,764           14,764
                                                                                      -----------      -----------
         Total current liabilities...............................................         252,518          195,499
Long-term debt, net of current portion...........................................           4,879           13,092
Due to USAi and affiliates.......................................................              --          181,411
Deferred income taxes............................................................             180               --
Other long-term liabilities......................................................          17,665            9,347
Minority interest................................................................           3,078            4,631
Stockholders' equity:
     Common stock................................................................           1,411            1,410
     Additional paid-in capital..................................................       1,694,042        1,516,484
     Accumulated other comprehensive loss........................................          (5,940)          (3,618)
     Accumulated deficit.........................................................        (411,555)        (371,922)
                                                                                      -----------      -----------
         Total stockholders' equity..............................................       1,277,958        1,142,354
                                                                                      -----------      -----------
             Total liabilities and stockholders' equity..........................     $ 1,556,278       $1,546,334
                                                                                      ===========      ===========



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


                                  TICKETMASTER
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (in thousands, except per share information)

                                                                                        THREE MONTHS ENDED MARCH 31,
                                                                                        ----------------------------
                                                                                            2001            2000
                                                                                        ------------     -----------
                                                                                                (unaudited)
Revenues:
     Ticketing operations........................................................     $   150,108      $   127,961
     City guide and classifieds..................................................          20,928           16,975
     Other.......................................................................             149            4,258
                                                                                      -----------      -----------
         Total revenues..........................................................         171,185          149,194
Operating costs and other expenses:
     Ticketing operations........................................................          94,099           80,583
     City guide and classifieds..................................................          13,543           13,388
     Other.......................................................................             142            5,930
     Sales and marketing.........................................................          21,840           19,892
     General and administrative..................................................          27,239           21,559
     Depreciation and amortization...............................................          51,107           47,774
                                                                                      -----------      -----------
         Total operating costs and other expenses................................         207,970          189,126
                                                                                      -----------      -----------
Loss from operations.............................................................         (36,785)         (39,932)
Other (income) expenses:
     Interest income.............................................................            (575)          (1,326)
     Interest expense............................................................           1,649            1,923
     Equity in net (income) loss of unconsolidated affiliates....................            (515)           1,870
                                                                                      -----------      -----------
         Total other (income) expenses...........................................             559            2,467
                                                                                      -----------      -----------
Loss before income taxes and minority interest...................................         (37,344)         (42,399)
Minority interest in loss........................................................            (553)            (368)
Income tax provision.............................................................           2,842            6,099
                                                                                      -----------      -----------
Net loss ........................................................................     $   (39,633)     $   (48,130)
                                                                                      ===========      ===========
Basic and diluted net loss per share.............................................     $     (0.28)     $     (0.35)
                                                                                      ===========      ===========
Shares used to compute basic and diluted net loss per
     share.......................................................................         141,067          137,409
                                                                                      ===========      ===========

Supplemental Financial Information (b)
EBITDA (c)                                                                            $    18,409      $     7,992
                                                                                      ===========      ===========
Cash EPS (d)                                                                          $      0.05      $     (0.03)
                                                                                      ===========      ===========


Notes:

(a) The December 31, 2000 balance sheet represents the combination of Ticketmaster Online-Citysearch and Ticketmaster Corporation. This combination was accounted for as an exchange of assets between entities under common control in a manner similar to the pooling of interests method of accounting.
(b) The accompanying supplemental financial information is presented for informational purposes only and should not be considered as a substitute for the historical financial information presented in accordance with generally accepted accounting principles.
(c) EBITDA is defined as earnings before interest, taxes, depreciation, amortization, minority interest, merger and other transaction costs, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, equity in income/loss of unconsolidated affiliates, investments losses, net and other income/expense.
(d) Cash EPS is defined as basic earnings per share excluding amortization, merger and other transactions costs, advertising provided by USA Networks, Inc. for which no consideration was paid by Ticketmaster, equity in income/loss of unconsolidated affiliates and investment losses, net.





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